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                                                                   EXHIBIT 10.46

                              ASSUMPTION AGREEMENT

      This assumption agreement (this "Agreement") is made and entered into this 19th day of October, 2004 by and between General Growth Properties, Inc., a Delaware corporation ("GGP"), and The Rouse Company, a Maryland corporation ("Rouse") in favor of and for the benefit of the Holders and the Representatives referred to below.

      WHEREAS, GGP, Rouse and Red Acquisition LLPC ("Merger Sub") are parties to that certain Agreement and Plan of Merger dated as of August 19, 2004 (the "2004 Merger Agreement") providing for the merger of Merger Sub with and into Rouse (the "2004 Merger"), with Rouse as the surviving corporation in such merger.

      WHEREAS, in 1996 Rouse acquired The Hughes Corporation ("THC") pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 1996 (the "1996 Merger Agreement"), among Rouse, TRC Acquisition Company I and THC.

      WHEREAS, in satisfaction of a condition precedent set forth in the 1996 Merger Agreement, Rouse entered into that certain Contingent Stock Agreement, effective as of January 1, 1996 (as it has been or may be amended in accordance with its terms, the "CSA"), in favor of and for the benefit of the Holders and the Representatives (as such terms are defined in the CSA).

      Whereas, pursuant to Section 7.04(a) of the CSA, Rouse agreed to require any successor to all or substantially all of the business and/or assets of Rouse to expressly assume and agree to perform the CSA in the same manner and to the same extent that Rouse would be required to perform it if no succession took place.

      NOW, THEREFORE, GGP hereby covenants and agrees as follows:

      1. As of the Effective Time (as defined in the 2004 Merger Agreement), GGP, as successor to Rouse, hereby expressly assumes, agrees to be bound by and agrees to perform the CSA in the same manner and to the same extent that Rouse would be bound by and required to perform the CSA had the 2004 Merger not taken place. It is specifically understood and agreed that the foregoing assumption by and covenant of GGP applies to all rights, covenants, liabilities and obligations whatsoever arising under the CSA, whether arising before or after the Effective Time and whether known or unknown, fixed or contingent, in each case to the same extent as would be applicable to Rouse has the 2004 Merger not taken place and including, without limitation, any obligation to deliver Contingent Shares (as defined in the CSA) in respect of Calculation Dates (as defined in the CSA) occurring prior to the 2004 Merger.

      2. Pursuant to paragraph 1 above and in furtherance of the satisfaction of the requirements of Section 7.04(b) of the CSA, GGP agrees that following the Effective Time (a) there will not be a prejudicial effect on the Holders with respect to their non-taxable receipt of securities pursuant to the CSA as a result of the 2004 Merger and
            (b) securities delivered pursuant to the CSA will be delivered on a timely basis in compliance with the requirements of Section 2.01 of the CSA and will be freely tradable and readily marketable securities comparable to the Contingent Shares. GGP further agrees to indemnify and hold harmless the Holders against losses to the extent arising out of any breach by GGP of the covenant in clause
            (a) or (b) of the preceding sentence.

      3. This Agreement shall be binding upon GGP and its successors and assigns. This Agreement shall inure to the benefit of, and may be enforced by, the Representatives and/or each of the Holders and their respective personal or legal representatives,

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            executors, administrators, heirs, devisees legatees, successors and assigns to the same extent and in the same manner as a CSA may be enforced by them.

      4. This Agreement and the rights and obligations of GGP hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

      5. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      6. If the 2004 Merger Agreement is terminated prior to the Effective Time this Agreement shall be null and void.

      IN WITNESS WHEREOF, GGP and Rouse have executed this Agreement on the date first above written.

                                         GENERAL GROWTH PROPERTIES, INC.

                                         By: Ronald L. Gern
                                             -----------------------------------
                                         Printed Name: Ronald L. Gern
                                         Title: Senior Vice President

                                         THE ROUSE COMPANY

                                         By: Gordon H. Glenn
                                             -----------------------------------
                                         Printed Name: Gordon H. Glenn
                                         Title: Senior Vice President